EXHIBIT 10.2

SUMMARY SHEET FOR DIRECTOR COMPENSATION

The following summary sets forth current rates of cash and other compensation for non-employee directors and advisory directors. Director compensation rates were last adjusted on August 3, 2005. Employee directors receive an annual retainer of $3,000.

Annual Retainer
Non-employee directors	$24,000
Non-employee advisory directors	$3,000

Board Meeting Attendance Fees
Non-employee directors	$4,500
Non-employee advisory directors	$4,500

Telephone Meeting Fees	$500

Committee Meeting Attendance Fees	$1,200

Committee Chair Annual Retainer
Audit Committee	$6,000
Compensation Committee	$3,500
Nominating & Corporate Governance Committee	$3,500

Presiding Director Annual Retainer	$6,000

Directors may elect to defer their cash compensation into the Company’s Deferred Compensation Program (filed December 10, 2004 as Exhibit 10.1 to the Company’s Form 8-K).

In addition to cash compensation, non-employee directors receive annual grants of restricted stock with a $25,000 market value and at-market stock options with underlying stock having a $40,000 market value under the Flexible Stock Plan, amended and restated, effective May 4, 2005 (filed March 23, 2005 as Appendix B to the Company’s Definitive Proxy Statement for the Annual Meeting of Shareholders). Options are granted at fair market value, vest after one year and have a 10-year term. Restricted stock vests after one year and carries voting and dividend rights from the grant date.

The Company also provides term life insurance for two of its non-employee directors, Mr. Robert Ted Enloe, III and Mr. Richard T. Fisher. The cost of this coverage in 2004 was $1,391 each.